Press Release

Company Contact: Bill Walsh, CFO
Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS
Revenue up 3.4 percent to $79.2 million; EBIT up 2.5 percent to $32.7 million
Net income per share (diluted) is $0.63, an increase of 10.5 percent

NEW YORK, April 21, 2005 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended March 31, 2005.

For the first quarter of 2005, the Company reported revenue of $79.2 million, an increase of 3.4 percent over revenue of $76.6 million during the first quarter of 2004. Costs and expenses for the first quarter increased by 2.4 percent, from $43.4 million in 2004 to $44.4 million in 2005. Earnings before interest and income tax expense (EBIT) for the quarter were $32.7 million, an increase of 2.5 percent over EBIT of $31.9 million during the comparable period last year. Interest expense for the quarter declined 56.7 percent, from $2.4 million in 2004 to $1.1 million in 2005, due to reductions in the Company’s long-term debt.

Net income for the quarter was $19.8 million, an increase of 9.6 percent over $18.1 million for the first quarter of 2004. Net income per share for the first quarter of 2005 increased to $0.63 (diluted), compared with $0.57 (diluted) during the comparable period last year, an increase of 10.5 percent.

Management comment on first quarter 2005 results

Stephen Morris, president and chief executive officer, Arbitron Inc., made the following comments on the first quarter 2005 results: “We are starting the year on track despite a continued challenging economic environment for our largest customer segments – radio and advertising agencies.”

“This quarter, we were able to announce, for the first time, a quarterly dividend of $0.10 per share, giving our shareholders the opportunity to reap the benefits of our continuing solid cash flow.”

Company Outlook for 2005

Arbitron is also providing guidance on its earnings outlook for the second quarter 2005 and for the full year 2005.

For the second quarter 2005, Arbitron expects revenue to increase between 5.5 percent and 7.5 percent compared to the second quarter of last year. Earnings Per Share (diluted) for the second quarter 2005 is expected to be between $0.31 and $0.33 versus $0.27 in the second quarter 2004.

On April 14, 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance date for expensing stock options. As a calendar year-end company, Arbitron is now required to expense stock options beginning with the first quarter of 2006, instead of beginning with the third quarter 2005. As a result of this ruling, Arbitron is updating its financial guidance for the full year 2005.

Arbitron expects year-end 2005 revenue to increase between 5 percent and 7 percent over year-end 2004 revenue, as previously stated on January 25, 2005. Due to the postponement until January 1, 2006 of the requirement to expense stock options, Earnings Before Interest & Taxes (EBIT) for 2005 is now expected to increase between 5.5 percent and 7.5 percent. Net Income is expected to be 4 percent to 6 percent higher in 2005. Earnings Per Share (diluted) for the year ending December 31, 2005 is expected to be between $2.01 and $2.05 based on the Company’s estimate of the average number of diluted shares outstanding in 2005. This guidance does not reflect the costs that would be associated with any future rollout of a PPM-based local market ratings service or with the proposed PPM-based national marketing research service.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. ET on April 21 to discuss its first quarter results and other relevant matters. To listen to the call, dial the following telephone number: 877-780-2271. The call will also be available live on the Internet at the following sites: , www.ccbn.com and www.streetevents.com

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies, online radio and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services;

•	effectively manage the impact of consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to privacy concerns and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS — Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date of this release, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2005 and 2004
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		$	%
	2005	2004	Change	Change
Revenue	$79,195	$76,585	$2,610	3.4%
Costs and expenses
Cost of revenue	20,218	21,697	(1,479)	(6.8%)
Selling, general and administrative	16,153	14,791	1,362	9.2%
Research and development	8,038	6,863	1,175	17.1%
Total costs and expenses	44,409	43,351	1,058	2.4%
Operating income	34,786	33,234	1,552	4.7%
Proportionate share of net loss of affiliate	(2,090)	(1,328)	(762)	(57.4%)
Earnings before interest and income tax expense	32,696	31,906	790	2.5%
Interest income	609	202	407	201.5%
Interest expense	1,051	2,429	(1,378)	(56.7%)
Earnings before income tax expense	32,254	29,679	2,575	8.7%
Income tax expense	12,418	11,575	843	7.3%
Net income	$19,836	$18,104	$1,732	9.6%
Net income per weighted average common share
Basic	$0.64	$0.59	$0.05	8.5%
Diluted	$0.63	$0.57	$0.06	10.5%
Weighted average shares used in calculations
Basic	31,140	30,794	346	1.1%
Diluted	31,528	31,503	25	0.1%
Other data
EBITDA	$34,105	$33,224	$881	2.7%

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months Ended March 31, 2005 and 2004
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net income	$19,836	$18,104
Income tax expense	12,418	11,575
Net interest expense	442	2,227
EBIT	$32,696	$31,906
Depreciation and amortization	1,409	1,318
EBITDA	$34,105	$33,224

Note: Earnings before interest and income tax expense (EBIT) and earnings before interest, income tax expense, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes may be useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures reported by other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2005 and December 31, 2004
(In thousands)

	March 31,	December 31
	2005	2004
	(unaudited)	(audited)

Assets:
Cash and cash equivalents	$121,566	$86,901
Trade receivables	22,259	23,369
Property and equipment, net	19,811	18,536
Goodwill, net	37,773	37,773
Other assets	24,256	29,542
Total assets	$225,665	$196,121

Liabilities and Stockholders’ Equity:
Deferred revenue	$54,324	$59,608
Long-term debt	50,000	50,000
Other liabilities	46,640	41,133
Stockholders’ equity	74,701	45,380
Total liabilities and stockholders’ equity	$225,665	$196,121

Arbitron Inc.
EBIT Guidance Reconciliation
Year Ending December 31, 2005
(In millions)

	Year Ending December 31, 2005 Guidance Range
	Low	High
Earnings before interest and income taxes	$103.8	$105.8
Net interest expense	1.0	1.0
Income tax expense	39.8	40.6
Net income (Guidance)	$63.0	$64.2

Note: EBIT guidance was given in the Arbitron first quarter 2005 earnings conference call because the management of Arbitron believes it is useful to investors to evaluate the Company’s projected results because it excludes certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBIT should not be considered as a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity.